Exhibit 10.13

PURCHASE AGREEMENT

By and Between

RRE Opportunity OP II, LP, a Delaware limited partnership

As “Purchaser”

and

Austin 2222 Venture I, L.P.,
a Texas limited partnership

As “Seller”

TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE OF PROPERTY1
ARTICLE II PURCHASE PRICE AND DEPOSIT2
ARTICLE III SETTLEMENT AND CLOSING DATE2
ARTICLE IV STUDY PERIOD3
ARTICLE V TITLE6
ARTICLE VI EXISTING LEASES AND SERVICE AGREEMENTS7

REPRESENTATIONS AND WARRANTIES; AS-IS CONVEYANCE	8
ARTICLE VIII COVENANTS PRIOR TO SETTLEMENT13
ARTICLE IX CONDITIONS TO SETTLEMENT16
ARTICLE X CLOSING EVENTS18
ARTICLE XI DAMAGE, DESTRUCTION AND CONDEMNATION21
ARTICLE XII DEFAULT REMEDIES22
ARTICLE XIII BROKERAGE23
ARTICLE XIV GENERAL PROVISIONS24
ARTICLE XV28
LIST OF EXHIBITS

Exhibit A -- Property Description
Exhibit B -- Personal Property Inventory
Exhibit C – Study Period Materials
Exhibit D -- List of Existing Leases and Security Deposits
Exhibit E -- Form Assignment and Assumption Agreement
Exhibit F -- List of Existing Service Agreements
Exhibit G – Intentionally Omitted
Exhibit H – Litigation
Exhibit I – List of Mortgage Loan Documents
Exhibit J -- Form Special Warranty Deed
Exhibit K -- Form Bill of Sale
Exhibit L -- Form of Owner’s Affidavit

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of December, 2015 (the “Effective Date”), by and between: (i) RRE OPPORTUNITY OPE II, LP, a Delaware limited partnership (“Purchaser”), having an address at 1845 Walnut Street, 18th Floor, Philadelphia, PA 19103, Attention: Pamela Arms, and (ii) AUSTIN 2222 VENTURE I, L.P., a Texas limited partnership (“Seller”), having an address c/o Wiltex Equities, Inc., 2700 Fairmount Street, Suite 200, LB2, Dallas, TX 75201, Attention: Joseph R. Williams.
WITNESSETH:
WHEREAS, Seller is the owner of the tracts of land described on Exhibit A attached; and
WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Property (as defined below), subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the Purchase Price (as hereinafter defined), the Deposit (as hereinafter defined), and the premises and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
PURCHASE AND SALE OF PROPERTY
1.1    Upon the terms and conditions hereinafter set forth, Seller agrees to sell, grant and convey, and Purchaser agrees to purchase and accept, all of Seller’s right, title, equity and interest in and to the following (the “Property”): (i) those certain pieces or parcels of land located at 10301 RM 2222, Austin, Travis County, Texas and described on Exhibit A to be agreed upon by Seller and Purchaser during the Study Period and then initialed and attached hereto, together with all rights, privileges, appurtenances, development rights, air rights, rights of way, and easements appurtenant thereto (collectively, the “Land”); and (ii) the buildings and other improvements, if any, located on the Land (individually, a “Building” and collectively, the “Buildings”). The Property shall be conveyed to Purchaser together with an assignment of all of Seller’s right, title and interest in (w) the Existing Leases (as defined below), (x) any items of personal property, goods, fixtures, machinery, equipment, furnishings, furniture, merchandise, chattels, materials and effects as are listed on Exhibit B or otherwise located on the Property at Settlement and owned by Seller (the “Personalty”), (y) the Service Agreements (as defined below) that Purchaser elects to have assigned to it in accordance with Section 6.2, and (z) all assignable, unexpired manufacturers’ and equipment warranties and guaranties with respect to any portion of the Property or Personalty, all assignable certificates of occupancy, licenses, permits, warranties, guaranties, bonds, claims and rights running to or assigned to Seller in connection with the maintenance, operation or repair of the Property, all books and records pertaining solely to the Existing Leases maintained by Seller or Seller’s property manager for the Property, and all governmental approvals and any other rights, if any, that Seller may have relating exclusively to the condition, operation, ownership, maintenance, or use of the Property, including, without limitation, any right to use the name “Riverlodge” and variations thereof and any other trade names, trademarks, logos and symbols associated with or used in connection with the Property, any and all telephone and facsimile numbers assigned to Seller with respect to the Property, any and all web addresses, domain names and URLs with respect to the Property, and all social media accounts and logo, photo, video and e-brochure files for the Property.
ARTICLE II
PURCHASE PRICE AND DEPOSIT
2.1    The purchase price of the Property is $57,200,000.00 (the “Purchase Price”), subject to prorations and adjustments as provided in this Agreement.
2.2    Purchaser shall within 3 business days following the full execution of this Agreement shall deliver, to Republic Title Company of Texas, 2626 Howell Street, 10th Floor, Dallas, TX 75201, Attention: Nancy Colaluca (“Escrow Agent” and “Title Company”) the sum of $850,000.00 by wire transfer of readily available federal funds (such deposit, together with all interest accrued thereon, if any, to be hereinafter referred to as the “Deposit”). The Deposit and shall be held by Escrow Agent in escrow in a federally insured, interest bearing escrow account in a commercial bank reasonably acceptable to Purchaser and Seller pursuant to the terms of this Agreement. $250,000.00 of the Deposit shall immediately become non-refundable unless (i) Purchaser is able to demonstrate that any updates to title, survey or environmental reports performed for Purchaser evidence a material adverse change from the state of title, survey or environmental of the Property indicated by the Study Period Materials (as defined below), including any updates to title and survey under Section 5.3 (the “Release Conditions”) or (ii) Purchaser terminates this Agreement pursuant

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to Sections 9.4, 11.2, 11.3 or 12.1, and the Title Company shall only release such portion of the Deposit if the Release Conditions are satisfied or Purchaser terminates this Agreement pursuant to Sections 9.4, 11.2, 11.3 or 12.1. Except as otherwise provided herein, the remaining $600,000.00 of the Deposit will become non-refundable at the end of the Study Period and shall be released as provided below. In the event of a dispute regarding the release of the $250,000.00 portion of the Deposit, such dispute shall be resolved by binding arbitration pursuant to the rules of the American Arbitration Association.
2.3    The sum of One Hundred and No/100 U.S. Dollars ($100.00) (the “Independent Consideration”) out of the Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date, and, as of the Effective Date, the Independent Consideration is not refundable to Purchaser under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by Title Company to Seller.
2.4    As described more fully in Section 8.3, at Settlement the Property shall be sold subject to the Mortgage Loan (as defined below), which Purchaser shall assume at Settlement. Purchaser shall receive a credit against the Purchase Price for the outstanding principal balance and any accrued but unpaid interest (as of the Closing Date) of the Mortgage Loan, and Seller shall receive a credit for any escrows held by the Mortgage Lender which remain for the benefit of Purchaser.
ARTICLE III
SETTLEMENT AND CLOSING DATE
3.1    Except as otherwise provided in this Agreement, the consummation of the transaction contemplated hereby (“Settlement”), as evidenced by the delivery of the deed referred to in Section 10.1.1 to the Escrow Agent, by Seller’s receipt of the sales proceeds due to Seller under this Agreement and satisfaction of the other terms and conditions to Settlement set forth in Article IX and X, shall occur the date that is the last day of the calendar month during which Purchaser shall have received written approval by the Mortgage Lender of the Mortgage Loan Assumption (unless Seller waives such last day of calendar month requirement, in which case Settlement shall occur 10 days after the date of such written approval), but in no event earlier than 10 days after the date of such written approval or later than the Outside Assumption Date (as defined below), or on such earlier business day and at such time as is reasonably acceptable to Seller and Purchaser (the “Closing Date”).
ARTICLE IV
STUDY PERIOD
4.1    Subject to the terms of this Agreement, Purchaser may, during the Study Period, elect to perform or have performed, at its expense, such studies, inspections and investigations of the Property as Purchaser deems desirable, including without limitation: (a) the physical condition and state of repair of the Property, including structural inspections of the improvements to the Property and inspections of all heating, ventilating, air-conditioning, mechanical, electrical, plumbing, and related systems at the Property; (b) surveys, environmental studies, soil studies, and zoning studies; and (c) such other matters relating to the Property as Purchaser deems appropriate. In connection with such studies, inspections and investigations, Purchaser,

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and its representatives, agents, and employees, shall have the right to take reasonable samples of the Property’s soil. No invasive or destructive tests (including, without limitation, “Phase II” environmental testing, destructive tests for mold and radon, boring, drilling and sampling of soils, air quality or water) shall be conducted without Seller’s consent, which may be withheld in Seller’s sole discretion. Purchaser shall use commercially-reasonable efforts to minimize damage to the Property and shall not unreasonably interfere with the Existing Tenants (as defined in Section 6.1) or Seller’s operation of the Property in conducting such studies, inspections and investigations. Subject to the rights of the Existing Tenants, Seller hereby grant to Purchaser, and Purchaser’s representatives, agents, and employees, access to the Property during the Study Period between the hours of 9 AM and 5 PM on Monday through Friday after no less than 24 hours prior notice to Seller to permit the proper performance of such studies, inspections and investigations, provided that, at Seller’s option: (i) Purchaser and each of its representatives or contractors is accompanied by Seller or Seller’s representative, agent or employee; and (ii) Purchaser’s studies, inspections and investigations shall be performed in accordance with Purchaser’s schedule approved by Seller. Seller shall make a representative, agent or employee of Seller available to Purchaser at no cost to Purchaser in connection with the preceding sentence at reasonable times prior to Settlement upon reasonable prior notice. Purchaser shall not contact any of the Existing Tenants or Seller’s property management staff without first providing a representative of Seller the opportunity to be present.
4.2    Notwithstanding anything to the contrary contained in this Agreement, the following obligations of Purchaser shall survive the expiration or termination of this Agreement for any reason (collectively, “Purchaser’s Surviving Obligations”) for a period expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date:
4.2.1    In the event this Agreement is terminated by either Purchaser or Seller pursuant to the terms hereof, or in the event Settlement does not occur hereunder for any reason, then Purchaser shall (i) promptly restore any damage to the Property caused by Purchaser’s tests or studies of the Property (except to the extent such damage results from a pre-existing condition or the gross negligence or willful misconduct of Seller or its directors, partners, officers, employees, agents or consultants), in order to return the Property to substantially the same condition prior to such studies and investigations, (ii) at its own expense, cause all testing materials, soil samples (subject to the foregoing provisions of this Section 4.2), water samples, and any materials, soil, water or other matters that were disturbed, dug up or left at the Property (including any contaminated materials) to be removed from the Property and disposed of in accordance with applicable law, (iii) either destroy or deliver to Seller Purchaser’s copies of the Study Period Materials (as hereinafter defined) and, (iv) if Seller so requests in writing (which may be by email), Purchaser shall deliver to Seller, a copy of all third-party reports, studies and investigations undertaken on behalf of Purchaser with respect to the Property (the “Third Party Reports”), “as is” without representation or warranty from Purchaser as to accuracy or completeness; provided, however, that Purchaser shall only be obligated to deliver the Third Party Reports to Seller in the event Seller reimburses Purchaser for all of its out-of-pocket costs related to the Third Party Reports and the applicable vendors agree to release such Third Party Reports to Seller;

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4.2.2    Purchaser shall indemnify, defend and hold harmless Seller from and against any and all costs (including reasonable attorneys’ fees and costs), damages and liabilities, causes of action, or threats thereof, incurred by or asserted against Seller as a result of tests or studies conducted by or on behalf of Purchaser, or as a result of the access to the Property by Purchaser or its agents, employees, or contractors, including without limitation, claims for personal injury, property damage, and services rendered or materials furnished to or for the account of Purchaser, but specifically excluding any costs, damages, liabilities and causes of action incurred by Seller as a result of (i) the mere discovery of any pre-existing condition on the Property, or (ii) the gross negligence or willful misconduct of Seller or its directors, partners, officers, employees, agents or consultants; and
4.2.3    Purchaser shall perform its own obligations set forth in Sections 13.1 and 14.15.
If Purchaser fails to comply with the provisions of Sections 4.2.1 and/or 4.2.2 of Purchaser’s Surviving Obligations, Seller may undertake such matters at Purchaser’s expense after providing Purchaser with written notice thereof and a reasonable opportunity to perform, and Purchaser shall promptly reimburse Seller for the costs so incurred by Seller in undertaking such actions.
4.3    Prior to accessing the Property, Purchaser shall deliver to Seller evidence reasonably satisfactory to Seller that Purchaser has obtained comprehensive general liability insurance with limits of no less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, insuring all activity and conduct of Purchaser or Purchaser’s agents (as applicable) while exercising the right of entry provided for in this Agreement. Such insurance shall be written on an occurrence basis. Any policy maintained by Purchaser or Purchaser’s agents shall (i) insure the contractual liability of Purchaser covering Seller, (ii) name Seller (and its successors and assigns), and Clark Enterprises, Inc. as additional insureds, (iii) contain a cross-liability provision; (iv) contain a provision that the insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller, and (v) be in form and substance adequate to insure against all liability of Purchaser and Purchaser’s agents arising out of any entry or inspections of the Property pursuant to this Agreement.
4.4    The term “Study Period” shall mean the period that expires at 5:00 p.m. Central Time on January 14, 2016 (the “Study Period”).
4.4.1    Purchaser may elect, in its sole and absolute discretion, for any reason or no reason whatsoever, to terminate this Agreement upon notice to Seller in writing on or before the expiration of the Study Period.
4.4.2    Upon termination of this Agreement in accordance with this Section, $600,000.00 of the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2, and $250,000.00 of the Deposit shall be released to Seller in accordance with Section 2.2 unless the Release Conditions have been satisfied, in which case the entire Deposit shall be released to Purchaser. In the absence of such written notice, Purchaser’s option to terminate this Agreement in accordance with this Section 4.4 shall no longer be applicable and, except as otherwise expressly provided in this Agreement, this Agreement shall continue in full force and effect.

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4.5    Seller shall deliver to Purchaser or make available to Purchaser via an electronic data center (the “Data Center”) those materials relating to the Property described on Exhibit C hereto (the “Study Period Materials”), to the extent known by Seller to be in Seller’s possession or control. All such Study Period Materials will be provided “as is” without representation and warranty as to their completeness or accuracy.
4.6    Subject to Section 4.1 above, including Seller consent requirement, Purchaser shall give Seller written notice at least 24 hours before conducting any study, inspection or investigation or before communicating with any government officials (directly or through third parties); provided, however, Purchaser or such third parties shall have the right to contact government officials without Seller’s consent solely in order to obtain a zoning report for the Property or investigate tax matters related to the Property. In the case of any such study, inspection or investigation, a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their study, inspection or investigation on the Property. If Seller is not present for any such inspection, Purchaser shall provide Seller with a verbal report thereof. Purchaser shall not directly or indirectly request any inspection of the Property by any government official.
4.7    Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s agents with respect to the Property. If any such lien shall at any time be filed, Purchaser shall cause the same to be discharged of record within 30 days after actual knowledge by Purchaser thereof by satisfying the same or, if Purchaser in its discretion and good faith determines that such liens should be contested, by “bonding over” such lien in a manner reasonably satisfactory to Seller.
4.8    Notwithstanding anything to the contrary contained herein, Purchaser and Seller agree that the term of the letter of intent executed by Purchaser and Seller dated December 9, 2015 ended on the Effective Date, and the terms and conditions of the letter of intent have been superseded by the terms and conditions of this Agreement with respect to the period from and after the Effective Date.
ARTICLE V
TITLE
5.1    Seller shall obtain, and deliver to Purchaser no later than five (5) business days after the Effective Date, an updated commitment to issue a title policy covering the Property and the improvements thereto (the “Title Commitment”) from the Title Company and Purchaser shall order an updated survey of the Property within two (2) business days following the Effective Date (the “Survey”). Purchaser shall have the right to object, in its sole and absolute discretion, to any exceptions to the Title Commitment or to any matter shown on the Survey by giving written notice to Seller and the Title Company, no later than 5:00 p.m. Central Time on January 8, 2016 (the “Title Review Date”), stating the matters to which Purchaser objects and the reasons therefor. If Purchaser fails to provide timely such written objection, then Purchaser shall be deemed to have approved all matters affecting title to the Property and the Survey as of the earlier of the date of the Title Commitment or the Survey or the expiration of the Study Period, as applicable. If Purchaser so objects to any matter affecting title or the Survey, then Seller shall, on or before 5:00 p.m. Central Time on January 13, 2016, elect in writing, in their sole and absolute discretion, either to (a) cure or remove any 1 or more of such objections, or (b) decline to cure or remove such objections. If

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Seller shall fail to timely elect either option (a) or (b) in the preceding sentence, then Seller shall be deemed to have elected option (b) with respect to all such objections; provided, however, Seller shall be obligated to cause the Title Company to remove at Settlement, at Seller’s cost and expense, (i) any and all mortgages and deeds of trust encumbering title to the Property executed by Seller other than with respect to the Mortgage Loan, (ii) mechanics’ and materialmen’s liens recorded against the Property for work performed for or on behalf of Seller, and (iii) all other liens against the Property of a liquidated amount, including any interest, penalties and fees associated therewith, up to the maximum amount of $100,000.00 (collectively, the “Monetary Liens”). Purchaser shall, following its receipt of Seller’s written election notice or Seller’s deemed election of option (b) and prior to the expiration of the Study Period, either (x) accept Seller’s election to cure as provided in such notice and pursuant to Section 5.2 or (y) terminate this Agreement, whereupon the Deposit shall be released to Purchaser and in certain instances Seller in accordance with Sections 2.2 and 12.2.
5.2    If Seller elects to cure or remove any title objection or survey matter, Seller shall diligently and in good faith endeavor to cure or remove same prior to the Closing Date. For purposes of this Agreement, the term “cure” shall include either of the following actions taken by Seller at Seller’s sole cost and expense: (a) “bonding off” an objection or posting a letter of credit in connection therewith to the Title Company’s satisfaction in order to cause the Title Company to remove such matter; or (b) obtaining an appropriate endorsement to Purchaser’s title policy for the Property that reasonably protects Purchaser from an objection, either of which must be acceptable to Purchaser in its reasonable discretion. Seller’s failure to cure or remove prior to the Closing Date any defects or objections which Seller have agreed to cure or remove shall be a default by Seller pursuant to Section 12.1.
5.3    After the expiration of the Study Period Purchaser may, prior to Settlement, notify Seller in writing of any objection to any update to the Title Commitment or the Survey (excluding objections to title and survey matters which have been waived by Purchaser as hereinabove provided or that are or are deemed to be Permitted Exceptions (as defined below)) first arising after the date of the Survey (with respect to survey matters) or the Title Commitment (with respect to title matters) (each a “New Encumbrance”) but not later than 5 business days after receipt of the update to the Title Commitment or Survey giving rise to such objection. If Purchaser does not object to any New Encumbrance as herein provided, such New Encumbrance shall be deemed approved by Purchaser. In the event that Purchaser gives written notice of objection to any New Encumbrance, Seller shall have the same options to cure (but shall make such election within 2 business days or receipt of written notice from Purchaser) and Purchaser shall have the same options to waive its objections or to terminate this Agreement (but shall make such election within 2 business days of Seller’s response), as set forth above in Section 5.1, in which event the Closing Date may be extended by the parties for a reasonable number of days in order to accommodate the process, but in no event longer than 30 days.
5.4    The term “Permitted Exceptions” shall mean: (a) the lien of real estate taxes, special assessments and water and sewer charges not yet due and payable or delinquent as of the Closing Date for fiscal year 2016 and subsequent years; (b) all matters revealed in the Title Commitment or the Survey and approved or deemed approved by Purchaser as set forth in Sections 5.1 and 5.3; (c) the Mortgage Loan Documents; and (d) all building, zoning, environmental, and other state, county or federal laws, codes, and regulations (whether existing or proposed) affecting the Property,

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including all special exceptions, conditions, site plan approvals, and other similar matters, if any, related to the zoning of the Property.
ARTICLE VI
EXISTING LEASES AND SERVICE AGREEMENTS
6.1    Purchaser acknowledges that the Property is being conveyed to Purchaser subject to the rights of the tenants (collectively, the “Existing Tenants”) pursuant to the residential leases (collectively, the “Existing Leases”) set forth on the list for the Property attached as Exhibit D. Purchaser shall purchase the Property subject to the Existing Leases and shall assume the obligations of landlord for the Property pursuant to the terms of the Assignment and Assumption Agreement, Assignment of Leases, Contracts, Warranties and Permits set forth as Exhibit E (the “Assignment and Assumption Agreement”). As New Leases and Lease Modifications (as such terms are defined in Section 8.1.1) are entered into in accordance with the terms of this Agreement, the term Existing Tenants shall include the tenants thereunder, and the term Existing Leases shall include New Leases and Lease Modifications.
6.2    Purchaser acknowledges that the Property is currently subject to those service, maintenance, management, employment (as to Seller only) and construction agreements affecting the Property (including all amendments, modifications or supplements thereof) set forth on Exhibit F hereto (the “Service Agreements”). Except as provided below, Purchaser shall purchase the Property subject to the Service Agreements and shall assume the obligations of Seller thereunder pursuant to the terms of the Assignment and Assumption Agreement. During the Study Period, Purchaser shall have the right to review the Service Agreements and to determine which Service Agreements shall be terminated by Seller at Settlement. Seller agrees that, prior to Settlement, Seller shall send out, or deliver to Purchaser, written notices of termination to each service provider under each of the Service Agreements that are terminable without cause and without payment of any termination fee and that Purchaser designates in writing during the Study Period for termination, which termination notices shall be effective as of the Closing Date.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES; AS-IS CONVEYANCE
7.1    Seller represents and warrants to Purchaser as of the Effective Date as follows:
7.1.3    Seller is an entity duly organized and in good standing under the laws of the state of Texas. The execution, delivery and performance of this Agreement by Seller has been duly authorized, executed, delivered and approved by all requisite limited partnership action. Seller has the legal capacity and authority to execute, deliver and perform this Agreement.
7.1.4    Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended (the “federal tax law”).
7.1.5    Seller is not prohibited from (a) executing or delivering this Agreement, (b) complying with or performing the terms of this Agreement, or (c) consummating the transaction contemplated by this Agreement, in each case by any applicable law, any agreement or instrument binding on Seller, or by any restriction, judgment, order or decree of any

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governmental authority having jurisdiction over Seller or the Property, and execution by Seller of this Agreement and performance by Seller of its obligations under this Agreement shall not be in violation of or cause a default under any applicable law, or any agreement, instrument, covenant or condition binding on Seller, or any restriction, judgment, order or decree of any governmental authority having jurisdiction over Seller or the Property.
7.1.6    To Seller’s knowledge: (a) Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “OFAC List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly by, any Embargoed Person (as hereinafter defined); and (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law.
7.1.7    Exhibit D attached hereto is a true and complete list of Existing Leases for the Property as of December 17, 2015 and such list is the list used by Seller in its operation and management of the Property; true and complete copies of all Existing Leases have been made available to Purchaser for inspection at the Property; Seller has delivered to Purchaser a tenant delinquency report that Seller uses in its operation and management of the Property that is the most current delinquency report as of the date thereof. Seller agrees to update the list of Existing Leases and the delinquency report pertaining to the Property upon Purchaser’s written request (but not more frequently than once per 30 day period); and except as expressly set forth in the Existing Leases, the tenants thereunder are not entitled to any rebate, rent concessions, free rent or offset, and no commitment has been made to the tenants for repairs or improvements other than a general landlord requirement for normal maintenance in the future.
7.1.8    Exhibit D also includes a list of all refundable security deposits received by Seller from any of the Existing Tenants and not applied towards Existing Tenant’s obligations (each a “Security Deposit” and, collectively, the “Security Deposits”) (which list does not include accrued interest required to be paid thereon) held by Seller as of December 17, 2015.
7.1.9    As of the Effective Date there are no unpaid brokerage fees relating to the current terms of any of the currently effective Existing Leases for the Property.
7.1.10    To Seller’s knowledge: (a) Exhibit F attached hereto is a true and complete list of all Service Agreements affecting the Property (including all amendments, modifications or supplements thereof); and (b) true and complete copies of all such agreements have been made available to Purchaser for inspection in the Data Center.

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7.1.11    There are no employment agreements entered into by Seller that will be binding upon Purchaser from and after the Settlement.
7.1.12    Seller has received no written notice of any uncured violations of any building, fire or health code or any other law regarding the Property or of any covenants or restrictions binding the Property.
7.1.13    Except as set forth on Exhibit H attached hereto, Seller has received no written notice of any pending or threatened actions, suits, arbitrations, claims or proceedings at law or in equity affecting Seller or the Property that could have a material adverse impact on the ability of Seller to consummate the transaction contemplated by this Agreement or the Property.
7.1.14    Seller has not commenced a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian for it or for all or a substantial part of its property, under any bankruptcy or insolvency law that is for relief against Seller. In addition, Seller has received no written notice of, and to Seller’s knowledge there is no, involuntary proceeding in bankruptcy pending against Seller.
7.1.15    Exhibit I attached hereto is a true and complete list of all of the documents evidencing or securing the Mortgage Loan (collectively, the “Mortgage Loan Documents”); true and complete copies of the Mortgage Loan Documents have been made available to Purchaser for inspection in the Data Center; and Seller has not received any written notice from the Mortgage Lender (as defined below) alleging that an Event of Default (as defined in the Mortgage Loan Documents) has occurred pursuant to the Mortgage Loan Documents that remains uncured, and, to Seller’s knowledge, no Event of Default (as defined in the Mortgage Loan Documents) exists under the Mortgage Loan Documents. To Seller’s knowledge, (i) as of the Effective Date, the current outstanding principal balance of the Mortgage Loan is approximately $28,922,052.43, and (ii) as of November 17, 2015, the balance of the tax escrow account(s) was approximately $1,266,581.16.
7.2    For purposes of this Agreement, the phrase “to Seller’s knowledge” or words of similar import, shall mean the actual knowledge of Joseph R. Williams (“Seller’s Knowledge Party”). Such phrase shall not be construed (by imputation or otherwise) to refer to the knowledge of any of Seller’s affiliates or to any other officer, agent, manager, representative or employee of Seller or to impose on Seller’s Knowledge Party any duty to investigate the manner to which such actual knowledge, or the absence thereof, pertains. Seller reserve the absolute right to update all of the Exhibits and Schedules hereto in order to make the foregoing representations and warranties true as of the Closing Date; provided, however, that the foregoing right to update and amend the Exhibits and Schedules hereto shall not be deemed a waiver of any Purchaser’s claims of a Seller default (i.e. the foregoing right to update and amend the Exhibits and Schedules hereto shall not be deemed to permit Seller to breach any express covenant or representation or warranty made by Seller in this Agreement, which breaches are addressed in Section 12.1) or a failure of a Purchaser’s Condition, which is addressed in Section 9.4.
7.3    Purchaser hereby represents and warrants to Seller as of the Effective Date as follows:
7.3.1    Purchaser is an entity duly organized and in good standing under the laws of the state of its formation, and to the extent required by applicable law, will be qualified

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to do business in the State of Texas at Settlement. The execution and delivery of this Agreement by Purchaser has been duly authorized, executed, delivered and approved by all requisite partnership or corporate action and the performance of this Agreement by Purchaser has been or will be by Settlement duly authorized and approved by all requisite corporate action. Purchaser has the legal capacity and authority to execute, deliver and perform this Agreement.
7.3.2    To Purchaser’s knowledge: (a) Purchaser and each person or entity owning an interest in Purchaser is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other OFAC List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (b) none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly by any Embargoed Person; and (c) no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).
7.3.3    To Purchaser’s knowledge, Purchaser is not prohibited from (i) executing or delivering this Agreement, (ii) complying with or performing the terms of this Agreement, or (iii) consummating the transaction contemplated by this Agreement, by any applicable law, agreement, instrument, restriction, or by a judgment, order or decree of any governmental authority having jurisdiction over Purchaser or the Property, and to Purchaser’s knowledge, execution by Purchaser of this Agreement and performance by Purchaser of its obligations under this Agreement shall not be in violation of or cause a default under any applicable law, agreement, instrument, covenant, condition, restriction, judgment, order or decree.
7.3.4    Purchaser has not commenced a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian for it or for all or a substantial part of its property, under any bankruptcy or insolvency law that is for relief against Purchaser.
7.4    For purposes of this Agreement, the phrase “to Purchaser’s knowledge” or words of similar import, shall mean the actual knowledge of Shelle Weisbaum (“Purchaser’s Knowledge Parties”), who, Purchaser hereby represents to be actively involved in the day-to-day operations and management of Purchaser and the parties most familiar with the documents and records of Purchaser. Such phrase shall not be construed (by imputation or otherwise) to refer to the knowledge of any of Purchaser’s affiliates or to any other officer, agent, manager, representative or employee of Purchaser or to impose on Purchaser’s Knowledge Parties any duty to investigate the manner to which such actual knowledge, or absence thereof, pertains.
7.5    Except as otherwise set forth in the Express Representations, the Property and the Personalty, including without limitation the roof, all structural components (such as its foundation, slab, bearing walls, and columns), all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, and all other parts of the building located on the Property, shall be conveyed in its “AS-IS” “WHERE-IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that in purchasing the Property, Purchaser has been given the opportunity to investigate and study the Property, including without limitation the opportunity to conduct its own physical and environmental inspections and other studies referred

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to in Section 4.1, and that, except as set forth in the Express Representations (as hereinafter defined), Purchaser is not relying on any representation or warranty of Seller (or its representatives, agents or employees) regarding the physical, environmental or other conditions of the Property; and, Seller specifically disclaim making any such representation or warranty. Seller also specifically disclaims any obligation to perform, or to bring the Property into compliance with, any obligations under any governmental, developmental or other conditions whatsoever binding on the Property or any other property. Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Property as described in this Section “as-is, where-is.” Except with respect to any liability of Seller with respect to the Express Representations, Purchaser, for itself and any of its assigns pursuant to Section 14.1 below and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, Seller, or any direct or indirect manager, partner, member, trustee, beneficiary, director, shareholder, controlling person or entity, officer, attorney, employee, agent, or representative (each a “Released Party” and collectively, “Released Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with: (a) the investigations by Purchaser permitted pursuant to Section 4.1 hereof; (b) Purchaser’s reliance upon any of the Study Period Materials or statements, representations or assertions contained therein, or the inaccuracy, incompleteness or unreliability of any of the Study Period Materials; or (c) the Property or any portion thereof (collectively, “Claims”), including, without limitation, (i) the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials (as hereinafter defined) on, under, in, above or about the Property, or (ii) compliance by the Property with any federal, state or local environmental protection, pollution, health and safety or land use laws, rules, regulations, ordinances, orders, requirements or common law, including, without limitation, Title III of the Americans With Disabilities Act of 1990, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Toxic Substance Control Act, as amended, any similar law of the jurisdiction in which the Property is located, and regulations promulgated under any of the foregoing and analogous state statutes and regulations. In connection with this Section, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable. For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or

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promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, airborne toxins or mold, any materials, wastes or substances that are included within the definition of: (A) “hazardous waste” in the Federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the Federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “petroleum-based products, oil or hazardous materials” in the laws or regulations of any state. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section shall survive Settlement.
7.6    All of the representations and warranties of Seller set forth in Sections 7.1 and 13.1 of this Agreement (collectively, the “Express Representations”) made by Seller in accordance with this Agreement shall survive the Settlement for a period expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date (“Survival Period”). Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any Express Representation made by Seller and specifying the nature thereof and Seller shall have 10 business days from the date of receipt of such notice to cure such breach. If Seller fail to cure such breach within such 10 business day period, the terms of Section 12.6 shall apply. Seller acknowledges that the resolution of any action, suit, or proceeding with respect to a Notice of Breach may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) a Notice of Breach received by Seller before the expiration of the Survival Period.
ARTICLE VIII
COVENANTS PRIOR TO SETTLEMENT
8.1    Seller covenants and agrees with Purchaser as follows with respect to the period from the Effective Date until the Closing Date or earlier termination of this Agreement.
8.1.1    Except as otherwise provided herein, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, Seller shall not: (a) make any material physical changes or material physical alterations to or upon its Property or any part thereof, except as required under the Existing Leases, or as the result of an emergency or governmental order; (b) enter into or extend any agreements affecting all or any part of its Property that will survive the Closing Date; (c) assign, transfer, convey, hypothecate, pledge, create a security interest in or lien upon its Property, unless same shall be removed prior to Settlement; (d) grant any easement or right-of-way across its Property, except to cure title objections raised by Purchaser; or (e) other than in the ordinary course of business consistent with Seller’s practices in effect on the Effective Date, enter into leases for the property (each, a “New Lease”) or any amendments, extensions, terminations, or assignments or subleases relating to any of the Existing Leases (each, a “Lease Modification”). The failure of Purchaser to respond to a request by Seller to take any of the foregoing actions within 5 business days after such written request shall be deemed the consent of Purchaser to the taking of such actions.
8.1.2    Seller shall maintain the Property, or cause the Property to be maintained, in its condition as of the expiration of the Study Period (ordinary wear and tear and damage

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by casualty excepted) until the Closing Date, provided that Seller shall not be required to perform (i) any non-routine maintenance of or repair to the Property or any part thereof, unless such maintenance or repair is necessary to maintain such present condition (ordinary wear and tear excepted); provided that in no event shall Seller be obligated to spend in the aggregate, pursuant to this Section 8.1.2 in excess of the sum of $100,000.00; or (ii) any maintenance or repair that is the responsibility of Existing Tenants under Existing Leases.
8.1.3    Seller shall continue to maintain all of Seller’s insurance policies (or replacements thereof) relating to its Property, or any part thereof, in full force and effect.
8.2    Purchaser covenants and agrees with Seller as follows with respect to the period from the Effective Date until the Closing Date or earlier termination of this Agreement:
8.2.5    If Purchaser obtains actual knowledge of or believes that Seller has failed to perform its covenants set forth in Section 8.1, Purchaser shall give prompt written notice to Seller setting forth in detail the alleged non-performance.
8.2.6    Purchaser shall pay all fees, charges, and expenses incurred in connection with Purchaser’s studies and investigations of the Property on or before the earlier to occur of (i) the Closing Date; and (ii) the date this Agreement is terminated by either party.
8.3    Purchaser covenants and agrees with Seller with respect to the Mortgage Loan as follows with respect to the period from the Effective Date until the Closing Date or earlier termination of this Agreement:
8.3.1    Purchaser shall assume that certain mortgage loan secured by the Property (the “Mortgage Loan”) in the original principal amount of $31,000,000.00 from CBRE Capital Markets, Inc., a Texas corporation (together with its successors and assigns, the “Mortgage Lender”), to Seller, as evidenced by that certain Multifamily Note dated April 30, 2012, and secured by (among other instruments) that Multifamily Deed of Trust, Assignment of Security Agreement and Fixture Filing dated as of April 30, 2012.
8.3.2    The assumption of the Mortgage Loan by Purchaser (the “Mortgage Loan Assumption”) shall be on the same terms and conditions in all material respects as set forth in the Mortgage Loan Documents. In no event may Purchaser change any terms of the Mortgage Loan other than technical or administrative changes such as replacing names and addresses and changes reasonably required to conform Loan Document provisions to Purchaser’s and its affiliates ownership or property management structure in existence on the Closing Date. As part of the Mortgage Loan Assumption, (i) the Mortgage Lender shall be required to release Seller from any and all liabilities arising pursuant to the documents evidencing or securing the Mortgage Loan (excluding any liability related to events occurring prior to Settlement and any environmental matters occurring prior to Settlement that are customarily excluded from such a release); (ii) the Mortgage Lender shall be required to release any lien or security interest it may have in any bank accounts of Seller; and (iii) Purchaser shall meet all requirements of borrower under the Mortgage Loan Documents, including, but not limited to, as applicable, providing replacement bank accounts and forming a special purpose entity to be the borrower of the Mortgage Loan.

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8.3.3    Seller shall submit the letter to the Mortgage Lender requesting a Mortgage Loan Assumption application within five (5) business days of the Effective Date. Purchaser shall submit such Mortgage Loan Assumption application within fourteen (14) days of receipt thereof from Seller or the Mortgage Lender (subject to the last sentence of this Section 8.3.3); provided, however, such date shall be extended in the event Seller fails to execute or deliver any information or item regarding Seller or the Property that is requested in writing by Purchaser from Seller and required to be included in such Mortgage Loan Assumption application. Notwithstanding the foregoing, Purchaser shall not be obligated to pay any Loan Fees to the Mortgage Lender prior to the expiration of the Study Period.
8.3.4    Purchaser shall promptly commence and thereafter diligently pursue and use best efforts to obtain the Mortgage Loan Assumption. Purchaser shall take the lead in the Mortgage Loan Assumption process. Seller agrees to reasonably and diligently cooperate with Purchaser and the Mortgage Lender to facilitate a timely approval of the Mortgage Loan Assumption and transfer of the Mortgage Loan.
8.3.5    Provided the Mortgage Lender approves the Mortgage Loan Assumption, then, at Settlement on the Property, Purchaser, Seller, and the Mortgage Lender shall execute and deliver to Escrow Agent such documents as are necessary for Purchaser to consummate the Mortgage Loan Assumption, with such documents to be reasonably satisfactory in form and substance to each of Purchaser, Seller, and the Mortgage Lender and their respective counsel, and the parties here agree not to unreasonably withhold, condition or delay their consent to such documents (the “Mortgage Loan Assumption Documents”). Purchaser shall keep Seller informed as to the status of the Mortgage Loan Assumption, provide to Seller copies of all material written (and email) correspondence to and from the Mortgage Lender (excluding any confidential or proprietary information as determined by Purchaser in its reasonable discretion), and promptly and completely respond to any reasonable requests from the Mortgage Lender for information, documents or materials concerning Purchaser, or the Property the extent that Purchaser has possession or control of such information, documents or materials (the “Mortgage Loan Assumption Obligations”).
8.3.6    In the event that Seller has actual knowledge that Purchaser is in default with respect to its Mortgage Loan Assumption Obligations, Seller shall give Purchaser written notice thereof identifying in specificity the default by Purchaser with respect thereto, and Purchaser shall have 5 business days in which to cure such default, but such cure period shall not extend the Outside Assumption Date (defined below). Following delivery of such notice and Purchaser’s failure to cure such default, Seller shall have the right, but not the obligation, to participate with Purchaser to achieve approval of the Mortgage Loan Assumption on the terms set forth herein, and Purchaser shall provide the Mortgage Lender with all information (excluding any confidential or proprietary information) reasonably required by any such Mortgage Lender in connection with any such Mortgage Loan Assumption.
8.3.7    Purchaser shall give Seller prompt written notice of any communication it receives from the Mortgage Lender indicating that the Mortgage Lender does not approve Purchaser as substitute borrower, or that the Mortgage Lender will require

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modifications to the Mortgage Loan that are not acceptable to Purchaser as a condition to approving the Mortgage Loan Assumption.
8.3.8    If the Mortgage Lender requires Purchaser to take on any materially expanded obligations or requirements under the Mortgage Loan Documents (a “Mortgage Loan Termination Event”), Purchaser shall give prompt written notice thereof to Seller, and Seller and Purchaser shall thereafter diligently work together for a period of 10 days in good faith with the Mortgage Lender to attempt to resolve any such Mortgage Loan Termination Event issues that are not acceptable to Purchaser in its sole discretion. If, at the end of such 10 day period, either (i) the Mortgage Lender has not agreed to approve the Mortgage Loan Assumption without such Mortgage Loan Termination Event issues, or (ii) Seller and Purchaser have not been able to negotiate modifications to such Mortgage Loan Termination Event issues that are acceptable to Purchaser in its reasonable discretion (subject to the requirements of this Section 8.3), then Purchaser shall have the right to terminate this Agreement by delivering written notice thereof to the Seller delivered within 5 business days following such 10 day period, in which case the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2 and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement.
8.3.9    If the Mortgage Lender fails to approve the Mortgage Loan Assumption, or rejects the Mortgage Loan Assumption, in either case prior to April 30, 2016 (the “Outside Assumption Date”), then this Agreement shall terminate upon written notice from either Purchaser or Seller to the other, and the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2 and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement.
8.3.10    Purchaser shall pay any and all fees, expenses and other costs charged or incurred by the Mortgage Lender (and/or their servicers and any applicable rating agencies) in connection with the Mortgage Loan Assumption, including, without limitation, any transfer or assumption fees, any application fees, review fees, processing fees, and any other costs and expenses, including the Mortgage Lender’s and its servicer’s legal fees and expenses and all costs and expenses associated with the Mortgage Lender’s title insurance policies or any updates or endorsements thereto, or with the Mortgage Lender’s other due diligence requirements (collectively, the “Loan Fees”), whether or not the Mortgage Lender’s approvals are obtained and whether or not the Mortgage Loan Assumption is consummated.
8.3.11    This Section 8.3 shall survive the Settlement or termination of this Agreement for a period of 1 year.
ARTICLE IX
CONDITIONS TO SETTLEMENT
9.1    Purchaser’s Conditions to Settlement. The obligation of Purchaser to purchase the Property in accordance with this Agreement is subject to satisfaction of the following conditions, as well as any other conditions precedent to Settlement otherwise expressly set forth in this Agreement (the “Purchaser’s Closing Conditions”):

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9.1.7    Title to the Property at Settlement shall be conveyed to Purchaser subject only to the Permitted Exceptions.
9.1.8    Seller shall have cured or removed, within the time period for cure or removal, any title or survey matter that Seller has agreed to cure or remove, if any, and any Monetary Lien, if any, pursuant to Section 5.2.
9.1.9    Possession of the Property shall be delivered to Purchaser immediately upon consummation of Settlement, subject only to the rights of the Existing Tenants.
9.1.10    The Mortgage Lender shall have approved in writing the Mortgage Loan Assumption and executed the Mortgage Loan Assumption Documents in a form reasonably acceptable to Purchaser and Seller.
9.1.11    Seller shall have delivered a certificate confirming that all of Seller’s representations and warranties set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.
9.1.12    Seller shall have delivered an updated list of Existing Leases and Security Deposits dated as of the Closing Date.
9.1.13    Seller shall have performed in all material respects all covenants or agreements contained in this Agreement to be performed by Seller prior to Settlement.
9.2    Any of the conditions to Purchaser’s obligations set forth in this Agreement may be waived, in whole or in part, in Purchaser’s sole discretion.
9.3    Seller’s Conditions to Settlement. The obligation of Seller to sell the Property in accordance with this Agreement is subject to satisfaction of the following conditions (“Seller’s Closing Conditions”):
9.3.1    Purchaser shall have delivered a certificate confirming that all of Purchaser’s representations and warranties set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date;
9.3.2    The Mortgage Lender shall have approved in writing the Mortgage Loan Assumption and executed the Mortgage Loan Assumption Documents in a form reasonably acceptable to Purchaser and Seller; and
9.3.3    Purchaser shall have performed in all material respects all covenants or agreements contained in this Agreement to be performed by Purchaser prior to Settlement.
Any condition to Seller’s obligations set forth in this Agreement may be waived, in whole or in part, in Seller’s sole discretion.
9.4    In the event any of Purchaser’s Closing Conditions or Seller’s Closing Conditions are not satisfied (or deemed satisfied as otherwise provided for in this Agreement) on or before the Closing Date, then the party whose condition to Settlement remains unsatisfied shall, on or before the Closing Date, notify the other party in writing of the nature of such unsatisfied condition(s), and such party shall have the right, in such party’s sole discretion: (a) from time to time to extend the date of Settlement beyond the Closing Date set forth in Section 3.1 for the specific period of

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time that is set forth in this Agreement to permit certain conditions to be cured or satisfied (e.g., the curing of title objections pursuant to Section 5.2), or, if no time period is stated, for a reasonable period of time selected by such party from time to time, not to exceed 15 days, to permit such condition to be satisfied (which extended date shall become the Closing Date); or (b) on the Closing Date (as such may be extended), to terminate this Agreement by written notice to the other party, whereupon in the case of a failure to satisfy any Purchaser’s Closing Condition or the Seller’s Closing Condition set forth in Section 9.3.2, the entire Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2 and in the case of a failure to satisfy the Seller’s Closing Conditions set forth in Sections 9.3.1 or 9.3.3, $600,000.00 of the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2 and $250,000.00 of the Deposit shall be released to Seller in accordance with Section 2.2. In no event shall Seller have any liability to Purchaser for any failure of a condition precedent set forth in this Article IX to be satisfied as of the Closing Date (provided, however, in no event shall the foregoing limit the rights and remedies of Purchaser pursuant to Section 12.1 hereof, including, without limitation, Purchaser’s right to a return of the Deposit and reimbursement of Purchaser’s actual out-of-pocket expenses).
ARTICLE X
CLOSING EVENTS
10.1    At Settlement, Seller shall deliver the following to the Escrow Agent:
10.1.12    A fully-executed special warranty deed in the form to be agreed upon by Seller and Purchaser during the Study Period and then initialed and attached hereto as Exhibit J, conveying the Property to Purchaser (the “Deed”);
10.1.13    A fully-executed bill of sale in the form attached hereto as Exhibit K conveying the Personalty owned by Seller, if any, to be delivered to Purchaser pursuant to this Agreement;
10.1.14    A certificate certifying that Seller is not a foreign person, corporation or partnership, trust or estate within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;
10.1.15    An owner’s title affidavit in the form attached hereto as Exhibit L;
10.1.16    A notice to each of the tenants under the Existing Leases notifying such tenants of the assignment of the Existing Leases to Purchaser and a general direction relating to the payment of rent and the transfer of the Security Deposits, to be in form and delivered pursuant to applicable laws; and
10.1.17    Termination notices pursuant to Section 6.2.
10.2    Purchaser shall pay to Seller the Purchase Price (subject to all credits, prorations and adjustments set forth in this Agreement, at Settlement), in cash, by bank wire transfer of immediately-available federal funds. The Deposit shall be credited to the Purchase Price and paid to Seller at Settlement.
10.3    At Settlement, Seller and Purchaser shall:
10.3.1    Deliver to the Escrow Agent and to the other party, evidence reasonably sufficient to satisfy the Escrow Agent that:

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10.3.1.1    Such party is duly organized;
10.3.1.2    As of the date of Settlement, such party is validly existing, qualified to do business and in good standing in the state of its formation and in the State of Texas, unless such party is an individual; and
10.3.1.3    The execution, delivery and performance of this Agreement has been duly authorized and approved by all requisite limited liability company, corporate, or partnership action, as applicable.
10.3.2    Execute the Assignment and Assumption Agreement with respect to the Existing Leases, the Security Deposits (as defined below), the Service Agreements (subject to Section 6.2) and the other items more particularly described therein.
10.3.3    Execute and deliver the Mortgage Loan Assumption Documents.
10.3.4    Execute and deliver the Closing Statement (as defined below).
10.4    Settlement shall be performed by overnight courier or messenger on the Closing Date or on such business day and at such time before the Closing Date reasonably acceptable to Seller and Purchaser. The delivery of the documents and the payment of the sums to be delivered and paid at Settlement shall be accomplished through the Escrow Agent. Settlement shall be conducted as a “New York style” closing, whereby the disbursement of the Purchase Price and any other Settlement proceeds due to Seller shall be disbursed to Seller immediately after all conditions to Settlement have been satisfied in full but prior to recordation of the Deed. Each party shall use good faith efforts to deliver all documents required to be delivered by it into escrow with the Title Company 1 day prior to the Closing Date. Seller shall use good faith efforts to deliver to the Title Company and Purchaser copies all invoices and other reasonable backup information necessary for the Title Company to prepare a closing statement for the transaction (the “Closing Statement”), including, all prorations and adjustments required by this Agreement, by noon Central Time at least two (2) business days prior to the Settlement Date. Seller and Purchaser shall cooperate in order to finalize all prorations required pursuant to this Agreement.
10.5    Seller shall pay (i) the recordation costs payable in connection with the recordation of the Deed at Settlement, (ii) any release fees for Monetary Liens, (iii) Seller’s cost of preparing the instruments of conveyance described in Section 10.1, (iv) the cost of Purchaser’s base title policy and any endorsements required to remove any Monetary Liens and (v) one half of the cost of the Escrow Agent for conducting Settlement. Purchaser shall pay (i) the Loan Fees; (ii) the cost of recording any Mortgage Loan Assumption documents; (iii) one half of the cost of the Escrow Agent for conducting Settlement, (iv) the cost of any endorsements to the Purchaser’s base title policy, (v) the cost of the Survey, and (vi) the cost of all of Purchaser’s studies, inspections and investigations. Each party shall pay its own attorneys’ fees in connection with the conveyance of the Property. Payments pursuant to the Mortgage Loan shall be allocated as set forth in Section 2.3. Any other closing costs shall be borne as customary in the jurisdiction where the Property is located.
10.6    Real estate taxes, assessments (general or special, public or private), personal property taxes pertaining to the Property, payments under the Service Agreements, utility costs, rents actually collected (including base rents, common area maintenance payments, and all other payments due

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from tenants, occupants, licensees, and concessionaires), and interest required to be paid on the Security Deposits, if any, shall be prorated between the parties as of midnight on the Closing Date so that prorations shall be based on complete calendar months.
10.7    Security Deposits pursuant to the terms of the applicable Existing Leases, shall be transferred to Purchaser at Settlement (by credit against the Purchase Price or in another manner otherwise reasonable acceptable to Purchaser and Seller), and Purchaser shall assume the obligations of Seller with respect to the Security Deposits for which Purchaser receives a credit, pursuant to the terms of the Assignment and Assumption Agreement.
10.8    Purchaser agrees that if, at Settlement, any rents, charges or other arrearages with respect to any period prior to Settlement are due and owing from Existing Tenants but are then unpaid (“Arrearages”), Purchaser shall cooperate with Seller’s efforts to collect such Arrearages for a period of 180 days following the Closing Date. During such 180 day period, Purchaser shall, unless otherwise directed by Seller, bill Existing Tenants who owe Arrearages to Seller on a monthly basis at the same time and in the same manner as Purchaser bills Existing Tenants for rents due after the Closing Date and otherwise in accordance with customary practice; after the expiration of such 180 day period, Purchaser shall have no obligation to bill or seek collection of any Arrearages. All payments received by Purchaser after Settlement from Existing Tenants owing Arrearages will be applied first on account of current amounts due from such Existing Tenants, second for the account of Purchaser for any and all amounts due Purchaser for periods after Settlement, and then to Seller for the Arrearages. With respect to the Arrearages payable to Seller as provided above, Purchaser further agrees to remit such collected Arrearages to Seller within 30 days after receipt. Any sums received by Seller from Existing Tenants after Settlement will be remitted by Seller to Purchaser within 10 business days after receipt, subject to the allocation set forth above to be calculated by Seller. The provisions hereof will survive Settlement under this Agreement.
10.9    Accrued operating expenses for then-current month of Settlement shall be prorated as of the applicable Closing Date with all items of income and expense for the Property being borne by Seller prior to the Closing Date and by Purchaser from and after (and including) the Closing Date.
10.10    Seller and Purchaser acknowledge that leasing fees are payable in connection with the execution of certain of the Existing Leases at the Property to third-party apartment locators, which are payable after the tenant has been in occupancy and paying rent for some period of time (“Leasing Fees”). Seller shall have paid or shall pay all Leasing Fees for Existing Leases that are due and payable with respect to Existing Tenants who have been in occupancy for more than 31 days as of the Closing Date (the “Cut-Off Date”). Purchaser shall pay directly, or at Seller’s election, reimburse Seller for, all Leasing Fees for Existing Leases that are due and payable on or following the Cut-Off Date.
10.11    At Settlement, any apartment units at the Property that are vacated at least 5 days prior to the Closing Date shall be put in rent ready condition by Seller in accordance with Seller’s customary management practices at the Property (“Rent Ready Condition”) or Purchaser shall receive a credit at Settlement in an amount necessary to put any such unit in Rent Ready Condition; provided, however, the amount of any such credit shall not exceed the sum of $750.00 per apartment unit. Within 2 business days prior to the Closing Date, Purchaser will be permitted to inspect the vacant units at the Property described in this Section 10.11 with a representative of Seller upon not

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less than one business day prior notice to Seller to determine which units vacated at least 5 days prior to the Closing Date are not in Rent Ready Condition.
10.12    If final bills (including Operating Expenses amounts) are not available or cannot be issued prior to Settlement for any item being prorated under this Article 10, then Purchaser and Seller agree to allocate such items on a fair and equitable basis at Settlement and prepare final prorations related thereto once such final bills or other information becomes available. In addition, if any errors are made in the prorations made at Settlement pursuant hereto, Purchaser and Seller shall correct any such errors subsequent to Settlement. Payments in connection with the final adjustments described herein shall be due within 30 days of written notice. The provisions of this Section 10.12 shall survive Settlement for a period expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date.
ARTICLE XI
DAMAGE, DESTRUCTION AND CONDEMNATION
11.1    Notwithstanding anything set forth to the contrary herein, in the event of any fire or other casualty to the Property or any part thereof prior to Settlement that would cost 3% of the Purchase Price or less to repair or replace, as estimated by a person or company selected by Purchaser and reasonably acceptable to Seller, then the transaction contemplated herein shall be consummated, Seller shall assign to Purchaser Seller’s right to receive any insurance proceeds related to the cost of such repair or replacement, Seller shall provide Purchaser with a credit at Settlement in the amount of the applicable deductible, and there shall be no further reduction in the Purchase Price.
11.2    Notwithstanding anything set forth to the contrary herein, in the event of any fire or other casualty to the Property or any part thereof prior to Settlement that is either uninsured or would cost more than 3% of the Purchase Price to repair or replace, as estimated by a person or company selected by Purchaser and reasonably acceptable to Seller, then Purchaser shall have the right to terminate this Agreement by written notice to Seller no later than the date that is 15 days after receipt of such written cost estimate. The Closing Date shall, if necessary, be extended to coincide with the expiration of such 15 day period. If Purchaser so elects to terminate this Agreement, then the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2. If Purchaser does not elect to terminate this Agreement, then the transaction contemplated herein shall be consummated, Seller shall assign to Purchaser Seller’s right to receive any insurance proceeds related to the cost of such repair or replacement, Seller shall provide Purchaser with a credit at Settlement in the amount of the applicable deductible, and there shall be no reduction in the Purchase Price.
11.3    In the event any condemnation proceedings are instituted or threatened in writing by any governmental entity having jurisdiction with respect to all or any portion of the Property, then Seller shall promptly notify Purchaser thereof. If such condemnation applies to a substantial portion (hereinafter defined) of the Property, then Purchaser shall have the option to terminate this Agreement upon written notice to Seller given within 5 business days after delivery of Seller’s written notice to Purchaser, in which event the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2. For purposes of condemnation, a substantial portion of the Property shall be deemed to mean either (i) 3% or more of the Purchase Price in value of the Land or the Buildings located on the Property or (ii) any condemnation that would make the Property no longer

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compliant with any applicable zoning or other applicable laws. If this Agreement is not so terminated, then Purchaser shall consummate the purchase of the Property without reduction in the Purchase Price. In the event Purchaser consummates the purchase of the Property, then the right to settle and collect any condemnation award shall be assigned by Seller to Purchaser.
ARTICLE XII
DEFAULT REMEDIES
12.1    In the event Seller breaches in any material respect a representation, warranty, covenant or obligation to be performed by Seller under this Agreement, and Seller fails to cure such breach within 5 business days after written notice thereof, then Purchaser’s sole and exclusive remedies shall be either (a) to file an action to obtain specific performance of Seller’s obligation to close pursuant to the terms of this Agreement upon payment to Seller of the full Purchase Price, less any reasonable costs (including reasonable attorneys’ fees and costs) actually incurred by Purchaser in connection with such action to enforce specific performance, or (b) to terminate this Agreement, in which event the entire Deposit shall be returned to Purchaser in accordance with Section 12.2 and Seller shall reimburse Purchaser for all of Purchaser’s reasonable and actual third party out-of-pocket expenses incurred in connection with this Agreement and Purchaser’s studies, inspection and investigation of the Property not to exceed $100,000.00. If Purchaser is pursuing the remedy of specific performance, Purchaser must commence any suit for specific performance within 30 days following the scheduled date of Settlement. In no event whatsoever shall Purchaser be entitled to any damages or other rights or remedies against Seller as a result of any default, breach or failure of Seller hereunder.
12.2    In the event that Purchaser terminates this Agreement pursuant to any provision hereof authorizing such termination, then, not less than 3 days and no more than 10 days after the date that Purchaser has given Escrow Agent and Seller written notice requesting a return of the Deposit to Purchaser and describing the reasons therefor, Escrow Agent shall deliver the Deposit to Purchaser and Seller in accordance with Section 2.2, and the parties shall have no further obligations hereunder except as otherwise expressly set forth in this Agreement. In the event of a dispute between Seller and Purchaser, Escrow Agent shall not disburse the Deposit until it has received joint written instructions from the Purchaser and Seller or an order from a court of competent jurisdiction directing the Escrow Agent to distribute the escrowed funds, in which event Escrow Agent shall be entitled to rely upon any such decision of such court. Seller and Purchaser hereby agree to jointly and severally indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including reasonably attorneys’ fees, expenses and court costs) in connection with the escrow under this Agreement, except as a result of the Escrow Agent’s fraud, breach of fiduciary duty, negligence or willful misconduct.
12.3    The parties acknowledge that Seller should be entitled to compensation for any detriment suffered if Purchaser defaults in its obligations hereunder, but agree that it is extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such default. Consequently, if Purchaser breaches a representation, warranty, covenant or obligation to be performed by Purchaser under this Agreement in any material respect, and Purchaser fails to cure such breach within 5 business days after Purchaser’s receipt of written notice thereof, then Seller

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shall be entitled to receive the Deposit as fixed, agreed, and liquidated damages. Notwithstanding the foregoing, nothing in this Section shall be deemed to limit Purchaser’s Surviving Obligations.
12.4    In the event that Seller is entitled to the Deposit pursuant to this Agreement, then, not less than 3 days and no more than 10 days after the date that Seller has given Escrow Agent and Purchaser written notice requesting delivery of the Deposit to Seller and describing the reasons therefor, Escrow Agent shall deliver the Deposit to Seller, and the parties shall have no further obligations hereunder other than Purchaser’s Surviving Obligations.
12.5    Notwithstanding anything in this Agreement to the contrary, if Purchaser or any affiliate has or obtains knowledge that (i) any representation or warranty made by Seller was untrue when made or is untrue (including the Express Representations and any information in the Existing Leases, Study Period Materials or other written information provided or made available to Purchaser (collectively, the “Specified Documents”)), (ii) any condition precedent to Purchaser’s obligations set forth in this Agreement cannot be satisfied, or (iii) Seller has defaulted on its obligations set forth in this Agreement, and notwithstanding such knowledge, Purchaser elects to consummate its purchase of the Property at Settlement, then: (x) Purchaser shall be deemed to have waived such representation, warranty, condition precedent or default, (y) the representation or warranty (including the Express Representations, as applicable) shall be deemed modified to conform them to the information that Purchaser has knowledge of or the information in the Specified Documents, as applicable, and (z) Seller shall have no liability to Purchaser or its successors and assigns in respect thereof. Purchaser shall promptly notify Seller in writing if Purchaser has or obtains knowledge of any condition specified in sub-clauses (i) through (iii) of this Section 12.5 above.
12.6    If any of the Express Representations should be false in any material respect as of the Closing Date, and Purchaser shall first have actual knowledge of same after the Closing Date, then Purchaser shall give Seller written notice of such false Express Representation prior to the expiration of the Survival Period and Seller shall have 10 business days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such 10 business day period, and provided the actual damages suffered by Purchaser due to such breach exceed $25,000.00, then Purchaser shall have the right to bring an action against Seller prior to the expiration of the Survival Period for any alleged breach or failure of a Express Representation of which Seller receive a Notice of Breach before the expiration of the Survival Period (subject to extension as expressly provided in Section 7.6), for the actual damages suffered by Purchaser due to such false Express Representation. In no event shall Seller be liable to Purchaser pursuant to this Agreement in an aggregate amount in excess of $850,000.00.

ARTICLE XIII
BROKERAGE
13.1    Seller and Purchaser each warrant to the other that no broker is entitled to any brokerage commission or fee arising out of this transaction due to the actions of such party, except for CBRE, Inc. (the “Seller’s Broker”). Each party hereto shall indemnify the other against any claims resulting from a breach of the foregoing warranty. Seller shall be responsible for any commission payable to the Seller’s Broker in connection with this Agreement, which shall be due only upon consummation of Settlement pursuant to the terms of a separate agreement between Seller

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and such broker. The provisions of this Section 13.1 shall survive termination of this Agreement and Settlement expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date.
ARTICLE XIV
GENERAL PROVISIONS
14.1    Purchaser shall not assign any or all of its rights and obligations under this Agreement without Seller’s consent, which consent may be withheld or granted in Seller’s sole and absolute discretion. Notwithstanding the foregoing, subject to the terms of the Mortgage Loan Assumption, Purchaser may, after notice to Seller but without the consent of Seller, not later than 5 business days prior to the Closing Date, assign Purchaser’s right, title and interest in and to this Agreement in whole but not in part to an entity owned, controlled by or under common control with Purchaser and in which Purchaser is the managing member or operations manager (a “Permitted Assignee”), pursuant to an agreement whereby any such assignee accepts such assignment and assumes all of Purchaser’s obligations under this Agreement; and provided, further, that no such assignment and assumption shall relieve Purchaser of its obligations hereunder.
14.2    The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and legal representatives.
14.3    If this Agreement expires or is terminated by either party, or if Settlement is not consummated for any reason, then the representations, warranties, covenants and indemnities shall be automatically extinguished, except for the Purchaser’s Surviving Obligations, which shall survive such expiration, termination, or failure to consummate. Notwithstanding anything to the contrary, neither Seller nor Purchaser shall be liable to the other for any consequential or punitive damages.
14.4    Any notice, demand or other communication (a “Notice”) required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by a nationally recognized overnight courier service which provides receipts of service, or by email (with a hard copy thereof sent thereafter by one of the other foregoing methods of delivery), addressed to the party to be so notified as follows, or to such other address or addressees as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Section for the giving of notices:

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If to Purchaser: RRE Opportunity OP II, LP c/o Resource Real Estate, Inc. 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Attention: Pamela Arms Email: parms@resourcerei.com	If to Seller: Austin 2222 Venture I, LP c/o Wiltex Equities, Inc. 2700 Fairmount Street Suite 200, LB2 Dallas, TX 75201 Attention: Joseph R. Williams Email: jrw3506@aol.com
With a copy to: Resource Real Estate, Inc. 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Attention: Aldie Jennings Loubier, Esq. Email: aloubier@resourcerei.com	With a copy to: CEI Realty, Inc. 7500 Old Georgetown Road Bethesda, MD 20814 Attn: Rebecca L. Owen, Esq. Email: rowen@clarkus.com
With a copy to: Goulston & Storrs PC 1999 K Street, NW, Suite 500 Washington, DC 20006 Attn: Timothy H. Watkins, Esq. Email: twatkins@goulstonstorrs.com

Notices delivered by personal delivery shall be deemed to have been given upon tender to a natural person at the address shown. Notices delivered by overnight courier shall be deemed to have been given the next business day after delivery to such overnight commercial courier. Notices delivered by email shall be deemed to have been given on the business day transmitted to the email addresses set forth herein. All copies of Notices sent to the parties listed above as receiving copies shall be given in the same manner as the original notice that was sent but shall not be a prerequisite to the effectiveness of any notice.
14.5    This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings.
14.6    This Agreement may not be modified except by the written agreement of Seller and Purchaser.
14.7    In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.
14.8    The submission of an unsigned copy of this Agreement to Purchaser shall not constitute an offer or option to sell the Property. This Agreement shall become effective and binding only upon execution and delivery by Seller and Purchaser.
14.9    Any paragraph headings or captions contained in this Agreement shall be for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.

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14.10    This Agreement shall be governed by and construed according to the laws of the State of Texas.
14.11    Each party hereby waives trial by jury in any action, proceeding, claim or counterclaim brought by either party in connection with any matter arising out of or in any way connected with this agreement, the relationship of Seller and Purchaser hereunder, Purchaser’s ownership or use of the Property, and/or any claims of injury or damage. Each party hereby consents to service of process and any pleading relating to any such action, proceeding, claim or counterclaim at the address set forth for such party in Section 14.4 hereof; provided, however, that nothing herein shall be construed as requiring such service at such address.
14.12    TIME IS OF THE ESSENCE OF EACH AND EVERY PROVISION OF THIS AGREEMENT. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Maryland then, and, in such event, the time of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. In the calculation of time periods running from a particular date for a specified number of days, the date of commencement shall not be included. By way of example, if the Effective Date were the 1st day of the month and a document was due 10 days from or after the Effective Date, the document would be due on the 11th day of that month.
14.13    The exhibits and schedules attached hereto are hereby made a part of this Agreement as fully as if set forth in the text of this Agreement.
14.14    The Escrow Agent shall be responsible for all reporting, filing and other requirements imposed by section 6045 (c) of the Internal Revenue Code of 1986, as amended.
14.15    Seller and Purchaser agree that the terms and conditions of this Agreement, the Study Period Materials, and the results of all of Purchaser’s studies of the Property, shall remain strictly confidential and shall not be disclosed to any third parties except as expressly permitted in this Section 14.15. The parties agree that no pre-closing press or communication to the public, and no post closing press or communication to the public that identifies Seller or sets forth the Purchase Price in connection with the purchase and sale of the Property will be issued by or on behalf of Purchaser or Seller without the express prior written approval of both Seller and Purchaser, which may be withheld in either party’s sole discretion. Prior to Settlement, Purchaser shall cause all information, studies and reports relating to the Property obtained by Purchaser, to remain strictly confidential, and not be disclosed to anyone other than Permitted Persons, and shall be used by Purchaser solely to evaluate the purchase of the Property or to arrange financing in connection therewith. Notwithstanding the foregoing, this Section 14.15 shall not apply to, and no approval shall be required for, information required to be disclosed in the course of litigation or arbitration between the parties, information which is or becomes known to the public from sources other than Purchaser or Purchaser’s Representative, or was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party in confidence or disclosures required by law (collectively, “Required Disclosures”), including, without limitation, disclosures required to be made to the Securities and Exchange Commission. The term “Permitted Person” means: (a) Seller’s or Purchaser’s affiliates, and any of their respective investors, directors, officers, partners, members, employees, agents, contractors, advisors, proposed financing sources or potential co-investors, legal counsel, accountants, brokers, lenders, engineers and other professional persons engaged to study the Property or otherwise with a need to know of the existence of confidential

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information; and (b) such persons to whom disclosure is compelled, requested or required by regulatory authority, law, regulation, or court order or court proceedings, but in the case of this clause (b), but excluding any Required Disclosures, Seller or Purchaser, as applicable, must first provide written notice thereof to the other party at least 5 days prior to such disclosure or such shorter period of time (which may be simultaneous with the disclosure) as necessary to ensure the disclosing party’s compliance with such regulatory authority, law, regulation, or court order or court proceedings. The provisions of this Section 14.15 shall survive termination of this Agreement and Settlement and expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date.
14.16    This Agreement may be executed in several counterparts, and by each party on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through the use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement, provided that an originally executed counterpart original shall thereafter promptly be transmitted in the manner provided in Section 14.4.
14.17    Any Seller or the Purchaser may consummate the purchase or sale (as applicable) of a Property or any portion thereof as part of a so- called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Settlement shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange; and (e) the exchanging party agrees to indemnify and hold harmless the other party from and against all actual damages incurred by the other party arising from any tax deferred exchange relating to such Property conducted by the exchanging party. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code, provided that each party shall reasonably cooperate with the other party in furtherance of an Exchange of the exchanging party.
14.18    The prevailing party in any dispute or litigation between the parties arising under this Agreement shall be entitled to recover reasonable attorneys’ fees and costs.
14.19    Following Settlement, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, those of the Study Period Materials set forth on Exhibit C which were not delivered to Purchaser prior to the Closing Date (the “Financial Documentation”).  Purchaser shall be responsible for all out-of-pocket costs associated with any

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audit of the Financial Information.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which may include follow-up questions on the financial information provided to the Purchaser.  Following Settlement, without limiting the foregoing, Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such of the Financial Documentation as Purchaser or its auditor may reasonably request in order to complete such audit and make any required filings with the Securities and Exchange Commission or other governmental authority.  Notwithstanding anything in this Section 14.19 to the contrary, (i) except for the express obligations of Seller set forth above in this Section 14.19, in no event shall Seller have any liability or obligation to Purchaser whatsoever arising out of, or in connection with, Buyer’s exercise of its rights under this Section 14.19 , including without limitation, as a result of any information discovered by Buyer or any of its agents in its audits or other review of information provided pursuant to this Section 14.19,  and (ii)  the provisions of this Section 14.19 shall not limit or modify, in any manner, the provisions of Section 7.5 hereof. Seller’s obligation to maintain its records for use under this Section 14.19 shall be an on-going condition to Settlement for Purchaser’s benefit until the Closing Date and thereafter for a period expiring on the earlier to occur of (i) December 1, 2016 and (ii) 9 months following the Closing Date.  The provisions of this Section 14.19 shall survive Settlement for a period of ninety (90) days.
14.20    Seller and Purchaser shall agree upon the form of Exhibit A and Exhibit J during the Study Period and then initial and attach them hereto. In the event that Seller and Purchaser do not so agree, either party shall have the right to terminate this Agreement upon notice to the other in writing on or before the expiration of the Study Period. Upon termination of this Agreement in accordance with this Section, the Deposit shall be returned to Purchaser in accordance with Sections 2.2 and 12.2.

14.21    [SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PURCHASER:

RRE OPPORTUNITY OP II, LP a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT II, Inc., its general partner

By:    /s/ Shelle Weisbaum
    Name: Shelle Weisbaum
                Title: Senior Vice President

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Date of Purchaser’s Offer: December 18, 2015

Signature Page to Riverlodge Purchase Agreement

SELLER:

2222 VENTURE I, L.P., a Texas limited partnership

By: RiverLodge, Inc., General Partner

By: /s/ Joseph R. Williams
Name:   Joseph R. Williams
Title: President

Date of Seller’s Acceptance: December 18, 2015

Signature Page to Riverlodge Purchase Agreement

AGREED WITH RESPECT TO DEPOSIT:
ESCROW AGENT:

REPUBLIC TITLE OF TEXAS

By:    /s/ Nancy Colaluca
Name:    Nancy Colaluca
Title:    Sr. Vice President

Signature Page to Riverlodge Purchase Agreement